                                                                     EXHIBIT 8.1


                      [LETTERHEAD OF ALSTON & BIRD LLP]




                               November 13, 1997

Premiere Technologies, Inc.
The Lenox Building, Suite 400
3399 Peachtree Road, N.E.
Atlanta, Georgia  30326

Xpedite Systems, Inc.
One Industrial Way West
Eatontown, New Jersey  07724

          Re:  Proposed Agreement and Plan of Merger Involving Premiere
               --------------------------------------------------------
               Technologies, Inc., Xpedite Acquisition Corp. and Xpedite
               ---------------------------------------------------------
               Systems, Inc.
               -------------

Ladies and Gentlemen:

     We have acted as counsel to Premiere Technologies, Inc. ("Parent"), a Georgia corporation, in connection with the proposed merger of Xpedite Acquisition Corp., a Delaware corporation and a wholly-owned first-tier subsidiary of Parent ("Acquisition Sub"), with and into Xpedite Systems, Inc. ("Company"), a Delaware corporation having its principal office located in Eatontown, New Jersey, with Company as the Surviving Corporation (the "Merger"). The Merger will be effected pursuant to an Agreement and Plan of Merger by and among Parent, the Company and Acquisition Sub (including the exhibits thereto and the other documents contemplated thereby, the "Agreement"). In our capacity as counsel to Parent, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

     In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.
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Premiere Technologies, Inc.
Xpedite Systems, Inc.
November 13, 1997
Page 2

                            INFORMATION RELIED UPON
                            -----------------------

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

     (1) the Agreement in the form proposed to be executed, and

     (2) such additional documents as we have considered relevant.

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Parent and Company.

     You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale and provide the combined organization with expanded geographic markets. To achieve these goals, the following will occur pursuant to the Agreement:

     (1) Parent has formed Acquisition Sub by transferring cash to Acquisition Sub solely in exchange for all the shares of common stock, par value $.01 per share, of Acquisition Sub ("Acquisition Sub Common Stock").

     (2) In accordance with the provisions of the Agreement and the General Corporation Law of the State of Delaware, as amended (the "GCL"), at the Effective Time (as defined in Section 2.07 of the Agreement), Acquisition Sub shall be merged with and into the Company, and the Company shall be the Surviving Corporation in the Merger. At the Effective Time, the separate existence of Acquisition Sub shall cease.

     (3) Except as otherwise noted, each share of Company Common Stock actually issued and outstanding immediately prior to the Effective Time (except for the Excluded Shares) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for that multiple of a share (rounded to the nearest one-thousandth of a share) of Parent Common Stock obtained by dividing $34.00 by the Average Closing Price (as the same may be adjusted pursuant to the Agreement, the "Exchange Ratio"). In the event of certain changes in the capitalization of Parent prior to the Effective Time, the Exchange Ratio shall be appropriately adjusted to reflect such change.
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Premiere Technologies, Inc.
Xpedite Systems, Inc.
November 13, 1997
Page 3


     (4) Each share of Company Common Stock held in Company's treasury immediately prior to the Effective Time (the "Excluded Shares") shall, at the Effective Time, by virtue of the Merger, be canceled without payment of any consideration therefor and without any conversion thereof.

     (5) Each share of Acquisition Sub Common Stock issued and outstanding at the Effective Time shall, at the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and nonassessable share of the common stock of the Surviving Corporation ("Surviving Corporation Common Stock"). From and after the Effective Time, each outstanding certificate theretofore representing shares of Acquisition Sub Common Stock shall be deemed for all purposes to evidence ownership of, and to represent the number of shares of, Surviving Corporation Common Stock into which such shares of Acquisition Sub Common Stock shall have been converted.

     (6) Notwithstanding any other provision of the Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the market value of one share of Parent Common Stock at the Effective Time. The market value of one share of Parent Common Stock at the Effective Time shall be the last sale price of such common stock on NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     In addition, pursuant to Section 8.02(c) of the Agreement, it is a condition to the closing of the Merger that all conditions precedent to the closing of the transactions contemplated by the Share Purchase Agreement dated as of August 8, 1997 (the "UK Purchase Agreement") by and among Xpedite Systems Holdings (UK) Limited, Xpedite Systems, Inc. and the stockholders of Xpedite Systems Limited, a company organized under the laws of England ("XSL") shall have been satisfied, and such transactions shall have been consummated in accordance with the terms and conditions of the UK Purchase Agreement (the "XSL Acquisition"). It is anticipated that, pursuant to the UK Purchase Agreement, the Company will purchase all of the outstanding capital stock of XSL for approximately $87 million, subject to adjustments as set forth in the UK Purchase Agreement.
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Premiere Technologies, Inc.
Xpedite Systems, Inc.
November 13, 1997
Page 4

     With your consent, we have also relied on certain factual matters confirmed to us by you as true both now and that we assume will be true as of the Effective Time:

     (a) The fair market value of the Parent Common Stock and other property, if any, received by each Company stockholder will, in each instance, be approximately equal to the fair market value of the Company Common Stock surrendered in exchange therefor.

     (b) There is no plan or intention by the stockholders of Company who own five percent (5%) or more of the Company Common Stock, and to the best of the knowledge of the management of Company, there is no plan or intention on the part of the remaining stockholders of Company to sell, exchange, or otherwise dispose of a number of shares of Parent Common Stock received in the Merger that would reduce the Company stockholders' ownership of Parent Common Stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding Company Common Stock as of the same date. For purposes of this paragraph, shares of Company Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Parent Common Stock will be treated as outstanding Company Common Stock on the date of the Merger. Moreover, shares of Company Common Stock and shares of Parent Common Stock held by Company stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

     (c) Following the Merger, Company will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger and at least ninety percent (90%) of the fair market value of Acquisition Sub's net assets and at least seventy percent (70%) of the fair market value of Acquisition Sub's gross assets held immediately prior to the Merger. For purposes of this assumption, amounts paid pursuant to Section 9.02 of the Agreement and Plan of Merger by and between Xpedite Acquisition Corp. and Xpedite dated as of August 8, 1997 (the "Prior Agreement"), amounts paid by Company or Acquisition Sub to dissenters, amounts paid by Company or Acquisition Sub to stockholders who receive cash or other property, amounts used by Company or Acquisition Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Company will be included as assets of Company or Acquisition Sub, respectively, immediately prior to the Merger.

     (d) Prior to the Merger, Parent will be in control of Acquisition Sub. For purposes of this Tax Opinion, "control" means ownership of eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of all other classes of stock.
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Premiere Technologies, Inc.
Xpedite Systems, Inc.
November 13, 1997
Page 5


     (e) Company has no plan or intention to issue additional shares of Company Common Stock after the Merger that would result in Parent losing control of Company.

     (f) Parent has no plan or intention to reacquire any Parent Common Stock issued in the Merger.

     (g) Parent has no plan or intention to liquidate Company; to merge Company with or into another corporation; to sell or otherwise dispose of the Company Common Stock except for transfers of stock to corporations controlled by Parent; or to cause Company to sell or otherwise dispose of any of its assets or of any of the assets acquired from Acquisition Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Company.

     (h) The liabilities of Acquisition Sub assumed by Company and including the liabilities to which the transferred assets of Acquisition Sub are subject, if any, were incurred by Acquisition Sub in the ordinary course of its business.

     (i) Following the Merger, Company will continue its historical business or use a significant portion of its historical business assets in a business.

     (j) Parent, Acquisition Sub, Company, and the stockholders of Company will pay their respective expenses, if any, incurred in connection with the Merger.

     (k) There is no intercorporate indebtedness existing between Parent and Company or between Acquisition Sub and Company that was issued, acquired, or will be settled at a discount.

     (l) In the Merger, shares of Company Common Stock representing control of Company will be exchanged solely for voting Parent Common Stock. For purposes of this assumption, shares of Company Common Stock exchanged for cash or other property originating with Parent will be treated as outstanding Company Common Stock on the date of the Merger.

     (m) At the time of the Merger, Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Company that, if exercised or converted, would affect Parent's acquisition or retention of control of Company.
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Premiere Technologies, Inc.
Xpedite Systems, Inc.
November 13, 1997
Page 6

     (n) Parent does not own, nor has it owned during the past five years, any Company Common Stock.

     (o) None of Parent, Acquisition Sub nor Company is an investment company. For purposes of the foregoing, an "investment company" is a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment. In making the fifty percent (50%) and eighty percent (80%) determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote, or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding.

     (p) On the date of the Merger, the fair market value of the assets of Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

     (q) Company is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

     (r) The payment of cash to Company stockholders in lieu of fractional shares of Parent Common Stock will not be a separately bargained for consideration, but rather will represent a mere mechanical rounding of the fractional share interests that may result from the Merger, and will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares. The total cash consideration that will be paid to Company stockholders instead of issuing fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Company stockholders in exchange for their shares of Company Common Stock. The fractional share interest of each Company stockholder will be aggregated, and no Company stockholder will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

     (s) None of the compensation received by any stockholder-employees of Company will be separate consideration for, or allocable to, any of their shares of Company Common Stock. None of the shares of Parent Common Stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement. The compensation paid to any Company stockholder-employee
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Premiere Technologies, Inc.
Xpedite Systems, Inc.
November 13, 1997
Page 7

will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (t) At all times during the five-year period ending on the effective date of the Merger, the fair market value of all of Company's United States real property interests was and will have been less than fifty percent (50%) of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest,
(y) Company is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Company is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by Company, in the case of a first-tier subsidiary of Company or by a controlled corporation, in the case of a lower-tier subsidiary.

     (u) The UK Purchase Agreement was negotiated and the XSL Acquisition will be conducted on an arm's-length basis.

     (v) The Agreement represent the entire understanding of Parent, Company, and Acquisition Sub with respect to the Merger.

                                    OPINIONS
                                    --------

     Based solely on the information submitted and the representations set forth above and provided the Agreement is executed in the form examined by us and the Merger is consummated in the manner set forth therein and described above, we are of the opinion that:

     (1) The Merger will qualify as a "reorganization" within the meaning of
Section 368(a) of the Code.

     (2) No gain or loss will be recognized by Company upon the receipt of the assets of Acquisition Sub and the assumption by Company of the liabilities of Acquisition Sub in exchange solely for Company Common Stock.
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Premiere Technologies, Inc.
Xpedite Systems, Inc.
November 13, 1997
Page 8


     (3) No gain or loss will be recognized by Parent or Acquisition Sub on receipt by Parent of Company Common Stock and the assumption by Company of the liabilities of Acquisition Sub solely in exchange for the assets of Acquisition Sub.

     (4) The basis of Acquisition Sub's assets in the hands of Company will, in each case, be the same as the basis of those assets in the hands of Acquisition Sub immediately prior to the transaction.

     (5) The holding period of the assets of Acquisition Sub in the hands of Company will, in each case, include the period during which such assets were held by Acquisition Sub.

     (6) No gain or loss will be recognized by a Company stockholder upon the receipt of Parent Common Stock solely in exchange for all of its shares of Company Common Stock.

     (7) The basis of the Parent Common Stock received by a Company stockholder in the transaction will, in each instance, be the same as the basis of the Company Common Stock surrendered in exchange therefor less any basis allocated to any fractional share of Parent Common Stock settled by cash payment.

     (8) The holding period of the Parent Common Stock received by a Company stockholder (including the holding period of any fractional share interest) will include the holding period of the Company Common Stock surrendered in exchange therefor, provided the Company Common Stock was held as a capital asset on the date of the exchange.

     (9) The payment of cash in lieu of fractional shares of Parent Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by Parent. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of Parent Common Stock redeemed as provided in Section 302(a). Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

     The opinions expressed herein are based upon existing U.S. statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed are true on the date the Merger is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional

Premiere Technologies, Inc.
Xpedite Systems, Inc.
November 13, 1997
Page 9

information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed Merger or related transactions. Without limiting the generality of the foregoing, we have expressed no opinion regarding any income resulting from any required change in accounting methods, any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code, any foreign income, transfer, stamp or other foreign tax consequences, or any matter related to the Prior Agreement or any consequences of the UK Purchase Agreement or the XSL Acquisition.


     This opinion is being provided solely for the use of Premiere Technologies, Inc., Xpedite Systems, Inc., and the stockholders of Xpedite Systems, Inc. No other person or party shall be entitled to rely on this opinion.


                              Very truly yours,

                              ALSTON & BIRD LLP



                              By: /s/ David E. Brown, Jr.
                                  -----------------------
                                  A Partner